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                                  Exhibit 23.2



The Board of Directors

Global Equity Corporation



We consent to the incorporation by reference in Form 8-K dated November 20, 1996 of PICO Holdings, Inc. of our report dated May 16, 1995 on the consolidated statements of financial position of the Ondaatje Corporation as at March 31, 1995 and 1994 and the consolidated statements of operations, deficit and changes in financial position for each of the years in the three year period ended March 31, 1995, which report appears in the Form S-4 (File No. 333-06671) dated October 2, 1996 of Citation Insurance Group.



/s/  KPMG



Toronto, Canada

December 4, 1996